UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): May 28, 2024

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events

On May 28, 2024, Centrus Energy Corp. (the "Company") entered into an agreement (the "Agreement") with an insurer (the “Insurer”) for its two defined benefit pension plans, the Employees' Retirement Plan of Centrus Energy Corp. and the Retirement Program Plan for Employees of United States Enrichment Corporation (collectively, the "Plans") to purchase a group annuity contract and transfer approximately $234 million of its pension plan obligations to the Insurer. The purchase of the group annuity contract will be funded directly by assets of the Plans of approximately $224 million. The purchase resulted in a transfer of future benefit obligations and administration responsibilities for more than 1,000 beneficiaries (the "Transferred Participants").

Upon issuance of the group annuity contract, the pension benefit obligations and annuity administration for the Transferred Participants will be irrevocably transferred to the Insurer. By transferring these obligations to the Insurer, the Company will reduce its pension plan liabilities by approximately $234 million, or 79%. The transactions contemplated by the Agreement are subject to closing conditions that are customary for transactions of this nature, including certain termination clauses. Assuming all of the closing conditions are met, the Company expects the transactions to be completed on or about June 3, 2024. Subject to certain closing conditions, all Transferred Participants will continue to receive their benefits from the Plans until September 1, 2024, at which time the Insurer will assume responsibility for the distribution of payments to the Transferred Participants, as well as responsibility for administrative and customer service support.

As a result of the transaction contemplated by the Agreement, the Company estimates that it will recognize a pension settlement gain in the second quarter of 2024 of approximately $11 million, dependent upon the finalization of actuarial assumptions and settlement and pricing of the annuity transaction. The settlement income is expected to be recorded in nonoperating components of net periodic benefit loss (income) in the Company's consolidated statements of operations. Including the October 2023 purchase of a group annuity contract, the Company will reduce its pension plan obligations for the Plans by approximately $420 million, or 90%. As a result of the transactions, the Company anticipates that its remaining pension plan obligations for the Plans will be fully funded after completion of the transactions.

Forward-Looking Statements

Certain matters contained in this Current Report on Form 8-K concerning expected future events and financial results constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are based upon management's expectations and beliefs concerning such future events impacting the Company. There can be no assurance that these future events will occur as anticipated or that the effect on the Company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see the risk factors that are included in the Company's reports filed with the Securities and Exchange Commission, including those described under “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2023.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	May 29, 2024	By:	/s/ Kevin J. Harrill
Kevin J. Harrill
Senior Vice President, Chief Financial Officer,
and Treasurer